Marni Poe
Via Email

December 22, 2020

Dear Marni:
Your January 14, 2010 Offer Letter with Cott Corporation, now Primo Water Corporation (“Offer Letter”) lists the employing entity as Cott Corporation, a Canadian corporation. In order to provide consistent treatment to U.S.-based employees, this amendment and restatement confirms that your employing entity is Primo Water Holdings, Inc., (the “Company”), a Delaware corporation and subsidiary of Primo Water Corporation (“Primo”).
This letter shall constitute the amended and restated terms under which you will continue your employment with the Company (“Amended & Restated Offer Letter”). This Amended and Restated Offer Letter is in substitution for and in replacement of any terms and conditions of any employment agreements, whether written or oral, between you and Primo, the Company or any of their affiliates, including, without limitation, the Offer Letter. Your employment with the Company shall be as an at-will employee. You will continue to serve as an executive officer of Primo.
In consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, including the increased benefits referenced in Section 4.2 of this Amended and Restated Offer Letter, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby covenant and agree as follows:

1.Position and Duties.
a..Position. Subject to the terms and conditions hereof, you will continue to hold the position of Chief Legal Officer and Secretary for the Company, with your principal place of employment being Tampa, Florida.

b..Responsibilities.

(i)As the Company’s Chief Legal Officer and Secretary, you will report to the Company’s Chief Executive Officer (“CEO”) and have such duties and responsibilities as may be assigned to you from time to time by the CEO.

(ii)You agree to devote substantially all of your business time and attention to the business and affairs of the Company and to discharging the responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations, (ii) serving on the boards of directors or trustees of other entities not engaged in any business competitive with the business of the Company or any of its Affiliates, provided that you shall have received approval for any such board service in advance from the CEO; (iii) engaging in charitable activities and community affairs, and (iv) managing your personal affairs, so long as these activities do not interfere with the performance of your duties and responsibilities as the Company’s Chief Legal Officer and Secretary and, in the case of a for-profit business, you obtain prior written approval of the CEO.

c..No Employment Restriction. You hereby represent and covenant that, except as disclosed to the Company, your employment by the Company does not violate any agreement or covenant to which you are subject or by which you are bound and that there is no such agreement or covenant that could restrict or impair your ability to perform your duties or discharge your responsibilities to the Company.

2.Remuneration.
a..Base Salary. Your annual base salary shall continue to be at the rate of US $425,000.00 per year (“Annual Base Salary”), paid on a bi-weekly basis, prorated for any partial periods based on the actual number of days in the applicable period. Your performance will be evaluated at least annually, and any increase to the level of your Annual Base Salary will be determined as part of the regular annual review process.

b..Bonus. You will continue to be eligible to participate in the Company’s annual bonus plan and may earn a bonus based upon the achievement of specified performance goals. The amount of your target bonus is 75% of your Annual Base Salary. The bonus year is the Company’s fiscal year. Currently the maximum potential payout permitted under the bonus plan is two (2) times the applicable target bonus for achievement of performance goals significantly in excess of the target goals, as established by the Human Resources and Compensation Committee of the Company’s Board of Directors (the “HRCC”). Please note that the bonus plan is entirely discretionary, and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established.

c..LTI Participation. You will continue to be eligible for long-term incentive (“LTI”) plan awards under plans administered by the Company or its affiliates (the “Equity Plans”) that will be based on your performance, at the discretion of the HRCC. The Company’s current Equity Plans are the Amended and Restated Primo Water Corporation Equity Incentive Plan, as amended, and the Primo Water Corporation 2018 Equity Incentive Plan, as amended.

3.Benefits.
a..Benefit Programs. You will continue to be eligible to participate in the Company’s benefit programs generally available to other senior executives of the Company. Our benefit programs include our 401(k) plan and health, disability and life insurance benefits. Employee contributions are required for our benefit programs.

b..ESPP. In addition, you will continue to be eligible to participate in Primo’s Employee Stock Purchase Plan (the “ESPP”), through which you can purchase Primo common shares at a discount through payroll deductions.

c..Vacation. You will continue to be entitled to four (4) weeks’ vacation per calendar year. You are encouraged to take vacation in the calendar year it is earned. All earned vacation must be taken in the year in which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company and you expressly authorize the Company to deduct from your final paycheck to the maximum extent permitted by law the value of taken but unearned vacation. All vacation periods require the approval of the CEO.

d..Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the Company’s policies as established from time to time. It is your obligation to submit to the Company expense reimbursement requests and evidence of such expenses in order to receive reimbursements for such expenses.

e..Allowances. You will receive an annual vehicle allowance in the amount of US $13,500.00 and an annual cellphone allowance in the amount of $2,025.00, which amount shall be prorated during any partial year of employment.

f..No Other Benefits. Other than benefits generally available to all full-time employees, you will not be entitled to any benefit or perquisite other than as specifically set out in this Amended & Restated Offer Letter or separately agreed to in writing by the Company.

4.Termination; Payments and Entitlements Upon a Termination.
a..Termination. The Company may terminate your employment: (a) for Cause (as defined in the Severance and Non-Competition Plan (“Severance and Non-Competition Plan”) (a copy of which is attached hereto); or (b) for any reason or no reason, in all cases, upon reasonable notice to you. Your employment with the Company will terminate upon your death. You are able to resign your employment, as provided in the Severance and Non-Competition Plan.
b..Involuntary Termination. You shall continue to be entitled to the benefits of and be bound by the obligations under the Severance and Non-Competition Plan as a “Level 2 Employee” in the event your employment terminates as result of an Involuntary Termination (as defined in the Severance and Non-Competition Plan). You acknowledge that while you are already eligible for benefits as a Level 2 Employee, the severance multiplier for a Level 2 Employee will increase from .75 to 1.25, and that this increase shall constitute consideration for this Amended & Restated Offer Letter.
c..Change in Control. If (1) your LTI awards are continued, assumed, or replaced by the surviving or successor entity, and, within two years after the Change in Control (as defined in the Equity Plans), you experience an involuntary termination of employment for reasons other than Cause (as defined in the Equity Plans), or you terminate your employment for Good Reason (as defined in the Equity Plans), or (2) LTI awards are not continued, assumed or replaced by the surviving or successor entity, then (i) your unvested options will immediately become vested and exercisable, (ii) all of your unvested time-based and performance-based restricted share units will immediately vest, and (iii) any performance objectives applicable to awards will be deemed to have been satisfied at your “target” level of performance.

d..Resignation. If you are an officer of the Company or a director or an officer of a company affiliated or related to the Company at the time of your termination, you will be deemed to have resigned all such positions, and you agree that upon termination you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.
e..Return of Company Property. Upon resignation/termination of your employment for any reason, you agree to immediately return all Company property in your possession, custody, or control (e.g., Company-issued computer, telephone, badge, keys, equipment, vehicle, etc.). You expressly authorize the Company to deduct the value or replacement cost (whichever is less) of any unreturned Company property from your severance payment (if receiving one) or final paycheck to the maximum extent permitted by law.

5.Restrictive Covenants.
a..Severance and Non-Competition Plan. You shall be bound by the restrictive covenants contained in the Severance and Non-Competition Plan.

b..DTSA Acknowledgement. You acknowledge that, by this Section, you have been notified in accordance with the Defend Trade Secrets Act of 2016 that, notwithstanding the foregoing:
1.You will not be held criminally or civilly liable under any federal or state trade secret law or this Amended & Restated Offer Letter for the disclosure of confidential information that: (1) you make (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (2) you make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
2.If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose confidential information to your attorney and use the confidential information in the court proceeding if you: (i) file any document containing confidential information under seal and (ii) do not disclose confidential information, except pursuant to court order.

6.Code Section 409A.
a..In General. This Section shall apply to you if you are subject to Section 409A of the United States Internal Revenue Code of 1986 (the “Code”), but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

b..Release. Any requirement that you execute and not revoke a release to receive a payment hereunder shall apply to a payment described in Section 6.1 only if the Company provides the release to you on or before the date of your Involuntary Termination.

c..Payment Following Involuntary Termination. Notwithstanding any other provision herein to the contrary, any payment described in the Severance and Non-Competition Plan that is due to be paid within a stated period following your Involuntary Termination shall be paid:

3.If, at the time of your Involuntary Termination, you are a “specified employee” as defined in Section 409A of the Code and such payment is subject to (and not exempt from) Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after your “separation from service” (as defined under Section 409A of the Code), or the date of your death; or
4.In any other case, on the later of (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Company without any input from you, or (ii) the date of your “separation from service” (as defined under Section 409A of the Code).

d..Reimbursements. The following shall apply to any reimbursement that is a payment described in Section 6.1: (a) with respect to any such reimbursement under Section 7.8, reimbursement shall not be made unless the expense is incurred during the period beginning on your effective hire date and ending on the sixth anniversary of your death; (b) the amount of expenses eligible for reimbursement during your taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided herein, but not later than the last day of your taxable year following the taxable year in which the expense was incurred.

e..Offset. If payments to you under this Agreement are subject to Section 409A of the Code, any offset under Section 7.11 shall apply to a payment described in Section 6.1 only if the debt or obligation was incurred in the ordinary course of your employment with the Company, the entire amount of the set-off in any taxable year of the Company does not exceed $5,000, and the set-off is made at the same time and in the same amount as the debt or obligation otherwise would have been due and collected from you.

f..Interpretation. This Amended & Restated Offer Letter shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(l)(B) of the Code to the maximum extent practicable.

7.General Provisions.
a..Entire Agreement. This Amended & Restated Offer Letter, together with the plans and documents referred to herein, including the Severance and Non-Competition Plan, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment and supersedes the Offer Letter, any prior offer letters or severance arrangements offered by the Company or any of its affiliates. All promises, representation, collateral agreements and undertakings not expressly incorporated in this Amended & Restated Offer Letter are hereby superseded by this Amended & Restated Offer Letter.

b..Amendment. This Amended & Restated Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

c..Assignment. This Amended & Restated Offer Letter may be assigned by the Company to any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

d..Governing Law; Consent to Personal Jurisdiction and Venue. This Amended & Restated Offer Letter takes effect upon its acceptance and execution by the Company. The validity, interpretation, and performance of this Amended & Restated Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Amended & Restated Offer Letter or out of the relationship established by this Amended & Restated Offer Letter, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where you are employed or reside; you hereby agree that any action brought by you, alone or in combination with others, against the Company, whether arising out of this Amended & Restated Offer Letter or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

e..Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Amended & Restated Offer Letter shall not affect the enforceability of the remaining portions of the Amended & Restated Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Amended & Restated Offer Letter shall be declared invalid, the Amended & Restated Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

f..Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

g..No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

h..Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by applicable law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer of the Company or any Affiliate (as defined in the Severance and Non- Competition Plan). In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company maintains to indemnify its directors and officers

(as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors).

i..Survivorship. Upon the termination your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

j..Taxes. All payments under this Amended & Restated Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

k..Set-Off. Except as limited by Section 6.5, the Company may set off any amount or obligation that may be owing by you to the Company against any amount or obligation owing by the Company to you.

l..Records. All books, records, and accounts relating in any manner to the Company or to any suppliers, customers, or clients of the Company, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.

m..Counterparts. This Amended & Restated Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

n..Consultation with Counsel. You acknowledge that you have been advised, and have had a sufficient opportunity to, confer with your own counsel with respect to this Amended & Restated Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

______________________________________________________________________________

Please indicate your acceptance of this Amended & Restated Offer Letter by returning one signed original of this Amended & Restated Offer Letter to my attention.

Thomas Harrington
Chief Executive Officer

I accept this Amended & Restated Offer Letter and agree to be bound by the terms and conditions listed herein. I understand that upon my signing this Amended & Restated Offer Letter, my January 14, 2010 Offer Letter shall be null and void.

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Marni Poe                                Date